Reading International Announces

1st Quarter 2013 Results

Los Angeles, California, - (BUSINESS WIRE) – May 9, 2013– Reading International, Inc. (NASDAQ: RDI) announced today the results for its quarter ended March 31, 2013.

First Quarter 2013 Discussion

Revenue from operations decreased from $62.4 million in the 2012 Quarter to $59.6 million in the same Quarter in 2013, a $2.9 million or a 4.6% decrease.

Cinema segment revenue decreased by $2.6 million or 4.6% primarily due to a decrease in the U.S. and Australian box office admissions of 299,000 related to the quality of film product in 2013 compared to the same period in 2012.  This decrease in revenue was offset in part by a 50,000 increase in our New Zealand box office admissions resulting in an increase in revenue of $689,000 primarily related to the reopening of an earthquake damaged New Zealand multiplex in early January 2012.  Both the Australian and New Zealand results were affected by changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar.

The top three grossing films for the 2013 Quarter in our worldwide cinema circuit were “Silver Linings Playbook” “Oz Great and Powerful” and “Hobbit: An Unexpected Journey.”  These three films accounted for approximately 18.0% of our cinema box office revenue.  The comparative top three grossing films for the 2012 Quarter were “The Artist,” “The Hunger Games,” and “Sherlock Holmes: Game of Shadows,”  which accounted for approximately 15.4% of our cinema box office revenue.

Our real estate segment revenue decreased for the 2013 Quarter by $232,000 compared to the same period in 2012 primarily related to a decrease in rental income from our live theatre venues in the U.S.  Similar to our cinema revenue, both the Australian and New Zealand real estate revenue results were also affected by changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar in the 2013 period compared to the same period in 2012.

As a percentage of revenue, operating expense was 81.8% of revenue in the 2013 Quarter compared to 78.6% in the 2012 Quarter, primarily related to our revenues decreasing while rent and labor costs remained fixed.  Operating expense also increased by $129,000 as a result of the net cost of our digital projection lease in the U.S.

Depreciation expense decreased for the 2013 Quarter by $114,000 or 2.8% compared to the same period in 2012 due to Australian and New Zealand cinema assets coming to the end of their depreciable lives.

For our statement of operations, the Australian quarterly average exchange rates decreased by 1.6% and the New Zealand quarterly average exchange rates increased by 1.9% since the 2012 Quarter both of which had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2013 Quarter decreased by $2.3 million to an operating income of $2.5 million compared to an operating income of $4.8 million in the same quarter last year.

Net interest expense decreased by $1.1 million for the 2013 Quarter compared to the 2012 Quarter.  The decrease in interest expense was primarily due to a larger decrease in the fair value of our interest rate swap liabilities in 2013 than that noted for the same period in 2012 and to a decrease in interest rates specifically from our Trust Preferred Securities whose interest rate changed from a fixed rate of 9.22% to a variable rate of 3-month LIBOR plus 4.00% effective May 1, 2012.

For the 2013 Quarter, we recorded $356,000 of other income which consisted primarily of  $347,000 in income from unconsolidated entities.  For the 2012 Quarter, we recorded $368,000 of other income which consisted primarily of $413,000 in equity earnings from unconsolidated entities and a gain on sale of marketable securities; offset by, a litigation loss associated with one of our former cinema leases.

            For the 2013 Quarter, our income tax expense decreased by $736,000 compared to the 2012 Quarter primarily associated with changes to the estimate of the likelihood of realizing our deferred tax assets in our Reading Australia operations.

Net (income) loss attributable to noncontrolling interests changed from an income of $130,000 for the 2012 Quarter to a loss of $4,000 for the 2013 Quarter primarily related to a decrease in the net income from the associated cinemas.

As a result of the above, we reported a net loss of $668,000 for the 2013 Quarter compared to a net loss of $239,000 in the 2012 Quarter.

Our EBITDA(1) at $6.9 million for the 2013 Quarter was $2.5 million or 26.3% lower than the EBITDA(1) for the 2012 Quarter of $9.3 million, driven primarily by the $2.9 million decrease in operating revenues noted above.  There were no significant adjustments to EBITDA(1) in either the 2013 Quarter or the 2012 Quarter.

Balance Sheet and Liquidity

Our total assets at March 31, 2013 were $427.4 million compared to $428.6 million at December 31, 2012.  The currency exchange rates for Australia and New Zealand as of March 31, 2013 were $1.0409 and $0.8360, respectively, and as of December 31, 2012, these rates were $1.0393 and $0.8267, respectively.  As a result, currency had a positive effect on the balance sheet at March 31, 2013 when compared to December 31, 2012.

On March 20, 2013, pursuant to the loan agreement, we extended the term of our US Cinema 1, 2, 3 Term Loan by one year to June 28, 2014 for a renewal fee of $150,000.

As our Liberty Theater Term Loan was due to mature on April 1, 2013, the March 31, 2013 outstanding balance of this debt of $6.4 million is classified as current on our balance sheet.  On March 25, 2013, we borrowed an additional $5.0 million on our Bank of America Revolver.  On April 1, 2013, we used a portion of the revolver proceeds to partially repay the Liberty Theater Term Loan and we received a forbearance letter from the bank extending the remaining loan’s term date to June 1, 2013 in exchange for a forbearance payment of $20,000.  We intend to refinance the remaining balance with similar financing.

_________________________

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Our cash position at March 31, 2013 was $50.8 million.  Of the $50.8 million, $27.7 million was in Australia, $16.3 million was in the U.S., and $6.8 million was in New Zealand.  As part of our main credit facilities in Australia, New Zealand, and the U.S., we are subject to certain debt covenants which limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at March 31, 2013, we had approximately $15.0 million of cash worldwide that was not restricted by loan covenants.

At March 31, 2013, we had undrawn funds of $10.4 million (AUS$10.0 million) available under our NAB line of credit in Australia, $10.0 million (NZ$12.0 million) available under our New Zealand Corporate Credit facility, and $3.0 million available under our Bank of America revolving loan credit facility in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $50.8 million cash balance, to meet our anticipated short-term working capital requirements.

Our working capital at March 31, 2013 was a negative $16.1 million compared to a negative $21.4 million at December 31, 2012.  This decrease in negative working capital resulted primarily from having more cash on hand as a result of current period long-term borrowings.

Stockholders’ equity was $129.7 million at March 31, 2013 compared to $131.0 million at December 31, 2012, primarily related distributions to noncontrolling interests.

Subsequent Events

US Liberty Theaters Term Loans

On March 25, 2013, we borrowed an additional $5.0 million on our Bank of America Revolver.  On April 1, 2013, we used $2.3 million of the revolver proceeds to partially repay the Liberty Theater Term Loan and we received a forbearance letter from the bank extending the loan’s term date to June 1, 2013 in exchange for a forbearance payment of $20,000.  We intend to refinance the remaining balance with similar financing.

Courtenay Central Shopping Center Expansion

On February 7, 2013, we entered into an agreement with General Distributors Limited, a subsidiary of the publicly listed Australian company Woolworths Limited (ASX: WOW), providing for the construction of a Countdown branded supermarket in our Courtenay Central Shopping Center in Wellington, New Zealand.  The Board approval conditions to that agreement were satisfied on April 10, 2013.  The agreement contemplates the construction of an approximately 42,000 square foot expansion to be leased to General Distributors Limited and an approximately 10,000 square foot reconfiguring of the existing shopping center.  The lease to General Distributors Limited is for an initial term of 20 years, and provides for an initial rent currently projected at approximately $1.4 million (NZ$1.7 million) per annum.  The obligations of the parties are subject to a number of conditions, including obtaining various land use approvals and the finalization of plans and construction cost estimates.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),
o	Angelika Film Center brand (http://www.angelikafilmcenter.com),
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),
o	City Cinemas brand (http://www.citycinemas.com),
o	Beekman Theatre brand (http://www.beekmantheatre.com),
o	The Paris Theatre brand (http://www.theparistheatre.com), and
o	Liberty Theatres brand (http://libertytheatresusa.com);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and
•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and
o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

            Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants; and
o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Supplemental Data

Reconciliation of EBITDA* to Net Loss

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

Revenue	$59,567	$62,431
Operating expense
Cinema/real estate	48,704	49,077
Depreciation and amortization	3,990	4,104
General and administrative	4,339	4,420

Operating income	2,534	4,830

Interest expense, net	(2,673)	(3,759)
Other income	356	368
Income tax expense	(889)	(1,625)
Income from discontinued operations	--	77
Noncontrolling interest income (expense)	4	(130)
Net loss	(668)	(239)

Basic loss per share	$(0.03)	$(0.01)
Diluted loss per share	$(0.03)	$(0.01)

EBITDA*	$6,884	$9,342

EBITDA* change	($2,458)

*EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA* to the net loss is presented below:

	Three Months Ended
	March 31,
	2013	2012

Net loss	$(668)	$(239)
Add: Interest expense, net	2,673	3,759
Add: Income tax expense	889	1,625
Add: Depreciation and amortization	3,990	4,104
Adjustment for discontinued operations	--	93

EBITDA*	$6,884	$9,342

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(U.S. dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012

Operating revenue
Cinema	$54,770	$57,402
Real estate	4,797	5,029
Total operating revenue	59,567	62,431

Operating expense
Cinema	46,035	46,333
Real estate	2,669	2,744
Depreciation and amortization	3,990	4,104
General and administrative	4,339	4,420
Total operating expense	57,033	57,601

Operating income	2,534	4,830

Interest income	49	201
Interest expense	(2,722)	(3,960)
Net loss on sale of assets	(7)	--
Other income (expense)	16	(45)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	(130)	1,026
Income tax expense	(889)	(1,625)
Loss before equity earnings of unconsolidated joint ventures and entities	(1,019)	(599)
Equity earnings of unconsolidated joint ventures and entities	347	413
Loss before discontinued operations	(672)	(186)
Income from discontinued operations, net of tax	--	77
Net loss	$(672)	$(109)
Net (income) loss attributable to noncontrolling interests	4	(130)
Net loss attributable to Reading International, Inc. common shareholders	$(668)	$(239)

Basic loss per common share attributable to Reading International, Inc. shareholders:
Loss from continuing operations	$(0.03)	$(0.01)
Earnings from discontinued operations, net	0.00	0.00
Basic loss per share attributable to Reading International, Inc. shareholders	$(0.03)	$(0.01)

Diluted loss per common share attributable to Reading International, Inc. shareholders:
Loss from continuing operations	$(0.03)	$(0.01)
Earnings from discontinued operations, net	0.00	0.00
Diluted loss per share attributable to Reading International, Inc. shareholders	$(0.03)	$(0.01)
Weighted average number of shares outstanding–basic	23,263,010	22,710,713
Weighted average number of shares outstanding–diluted	23,263,010	22,710,713

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$50,778	$38,531
Time deposits	--	8,000
Receivables	8,279	8,514
Inventory	848	918
Investment in marketable securities	55	55
Restricted cash	806	2,465
Deferred tax asset	3,751	3,659
Prepaid and other current assets	4,014	3,576
Total current assets	68,531	65,718

Operating property, net	201,151	202,778
Investment and development property, net	95,303	94,922
Investment in unconsolidated joint ventures and entities	7,800	7,715
Investment in Reading International Trust I	838	838
Goodwill	23,017	22,898
Intangible assets, net	15,093	15,661
Deferred tax asset, net	8,709	8,989
Other assets	6,925	9,069
Total assets	$427,367	$428,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$16,808	$18,909
Film rent payable	6,879	6,657
Notes payable – current portion	21,943	19,714
Notes payable to related party – current portion	9,000	9,000
Taxes payable	13,237	15,234
Deferred current revenue	10,648	11,587
Other current liabilities	6,106	6,032
Total current liabilities	84,621	87,133

Notes payable – long-term portion	142,428	139,970
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	9,549	8,859
Other liabilities	33,153	33,759
Total liabilities	297,664	297,634
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,169,835 issued and 21,805,665 outstanding at March 31, 2013 and 31,951,945
issued and 21,587,775 outstanding at December 31, 2012	223	223
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at March 31, 2013 and at December 31, 2012	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2013 and December 31, 2012	--	--
Additional paid-in capital	136,811	136,754
Accumulated deficit	(67,661)	(66,993)
Treasury shares	(4,512)	(4,512)
Accumulated other comprehensive income	62,544	61,369
Total Reading International, Inc. stockholders’ equity	127,420	126,856
Noncontrolling interests	2,283	4,098
Total stockholders’ equity	129,703	130,954
Total liabilities and stockholders’ equity	$427,367	$428,588